 As filed with the Securities and Exchange Commission on October 17, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fermi Inc.

(Exact name of registrant as specified in its charter)

Texas	33-3560468
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

620 S. Taylor St., Suite 301 Amarillo, TX	79101
(Address of principal executive offices)	(Zip Code)

Fermi Inc. 2025 Long-Term Incentive Plan

(Full title of the plan)

Toby R. Neugebauer

Chief Executive Officer
Fermi Inc.

620 S. Taylor St., Suite 301
Amarillo, Texas 79101
(Name and address of agent for service)

(214) 894-7855

(Telephone number, including area code, of agent for service)

With copies of communications to:

Matthew L. Fry, Esq.

Logan J. Weissler, Esq.

Haynes and Boone, LLP

2801 N. Harwood Street, Suite 2300

Dallas, Texas 75201

(214) 651-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register shares of common stock, par value $0.001, of Fermi Inc. (the “Company”) that may be issued to employees, contractors or outside directors of the Company or its subsidiaries pursuant to future grants of equity-based awards under the Fermi Inc. 2025 Long-Term Incentive Plan (the “2025 LTIP”). The maximum number of shares of the Company’s common stock that may be delivered pursuant to awards granted under the 2025 LTIP is 69,073,650 plus the Pre-IPO Equity Awards (as defined in the 2025 LTIP), subject to adjustment as set forth in the 2025 LTIP. Pursuant to the 2025 LTIP, the number of shares of common stock authorized for issuance under the 2025 LTIP will automatically increase on the first trading day of each calendar year beginning with the calendar year 2026 and ending and including 2035, in an amount equal to the lesser of (a) 10% of the aggregate number of shares of common stock outstanding on December 31 of the immediately preceding calendar year, plus the Pre-IPO Equity Awards (as defined in the 2025 LTIP), and (b) such smaller number of shares of common stock as is determined by the board of directors (the “Board”) in its sole discretion. The 2025 LTIP also provides that, to the extent an award under the 2025 LTIP or any Pre-IPO Equity Award is forfeited, expires or is canceled, in whole or in part, then the number of shares of common stock covered by the forfeited, expired or canceled award may again be awarded under the 2025 LTIP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to eligible participants in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed by the Company with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following documents (excluding those portions of any Current Report on Form 8-K that are “furnished” and not “filed” pursuant to applicable rules and regulations of the Commission):

(a)	the Company’s prospectus, dated September 30, 2025, filed with the Commission pursuant to Rule 424(b) Rule 424(b) of the Securities Act on October 1, 2025, relating to the Company’s Registration Statement on Form S-11 (File No. 333-290089);

(b)	The Company’s Current Reports on Form 8-K, filed with the Commission on October 3, 2025 and October 6, 2025.

(c)	the Company’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 30, 2025, relating to the Company’s common stock (File No. 001-42888), including all other amendments and reports filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, but excluding information furnished to, rather than filed with, the Commission, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Document(s)”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Texas. Pursuant to Section 8.101 of the Texas Business Organizations Code (the “TBOC”), a corporation has the power to indemnify its directors and officers against judgments and certain expenses other than judgments that are actually and reasonably incurred in connection with a proceeding, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the individual’s conduct was unlawful. Such determination will be made, in the case of an individual who is a director or officer at the time of such determination: (i) by a majority of the disinterested and independent directors, even though less than a quorum; (ii) by a majority vote of a committee of the directors if the committee is designated by a majority vote of the directors, who at the time of the vote are disinterested and independent, even though less than a quorum, and is composed solely of one or more directors who are disinterested and independent; (iii) by special legal counsel selected by the directors, or selected by a committee of the directors as described in the preceding two subparts above; (iv) by the owners or members of the corporation in a vote that excludes the ownership or membership interests held by each director who is not disinterested and independent; or (v) by a unanimous vote of the owners or members of the corporation.

The TBOC requires indemnification of directors and officers for reasonable expenses actually incurred relating to a wholly successful defense on the merits or otherwise in defense of a proceeding. The TBOC permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers, contingent upon, among other things, such individuals’ commitment to repay any advances unless it is determined ultimately that such individuals are entitled to be indemnified. No indemnification may be made in respect of any proceeding in which such individual is liable to the corporation or improperly received a personal benefit and is found liable for willful misconduct, breach of the duty of loyalty owned to the corporation, or an act or omission deemed not to be committed in good faith.

The Company’s certificate of formation, as amended (the “Certificate of Formation”), authorizes, and the Company’s bylaws (the “Bylaws”) provide for, the indemnification of directors and officers of the Company to the fullest extent permitted by the TBOC. The Bylaws provide that expenses incurred by any officer or director in defending any action, suit or proceeding in advance of its final disposition shall be paid by the Company upon delivery to the Company of (i) a written affirmation by the director or officer of such person’s good faith belief that he or she has met the standard of conduct necessary for indemnification under the TBOC and (ii) an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company.

The TBOC provides that a corporation’s certificate of formation may include a provision limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for an act or omission as a director or officer. However, no such provision can eliminate or limit the liability of a director or officer for: (i) any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders; acts or omissions not in good faith (a) that constitute a breach of a duty owed to the corporation or (b) involve intentional misconduct or a knowing violation of the law; (iii) violation of certain provisions of Texas law; or (iv) any transaction from which the director received an improper benefit. The Certificate of Formation provides that the Company’s directors and officers will not be personally liable to the Company or any of its shareholders for monetary damages for an act or omission in the director’s or officer’s capacity as a director or officer to the fullest extent permitted by Texas law.

Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such a capacity or arising out of his or her status as such a person, whether or not the corporation would have the power to indemnify him or her against that liability under Section 8.101 of the TBOC. The Company carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act. The Company has also entered into written indemnification agreements with its executive officers and members of its board of directors. These indemnification agreements require the Company to indemnify the executive officers and directors to the fullest extent permitted by applicable law against liability that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification discussed in this Item 6 is not exclusive of any other rights the party seeking indemnification may possess.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Certificate of Formation of Fermi Inc. (as amended through October 1, 2025) (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 3, 2025).
4.2	Bylaws of Fermi Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 3, 2025).
5.1*	Legal Opinion of Haynes and Boone, LLP.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1).
24.1*	Power of Attorney (included in the signature page to this Registration Statement).
99.1	Fermi Inc. 2025 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 3, 2025).
99.2	Form of Restricted Stock Award Agreement (Employees) under the Fermi Inc. 2025 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-11 filed on September 8, 2025).
99.3	Form of Restricted Stock Award Agreement (Non-Employee Directors) under the Fermi Inc. 2025 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-11 filed on September 8, 2025).
99.4	Form of Restricted Stock Unit Award Agreement (Employees, Time-Based) under the Fermi Inc. 2025 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-11 filed on September 8, 2025).
99.5	Form of Restricted Stock Unit Award Agreement (Employees, Performance-Based) under the Fermi Inc. 2025 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-11 filed on September 8, 2025).
99.6	Form of Nonqualified Stock Option Agreement under the Fermi Inc. 2025 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-11 filed on September 8, 2025).
107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amarillo, State of Texas, on October 17, 2025.

Fermi Inc.

	By:	/s/ Toby R. Neugebauer
Date: October 17, 2025		Toby R. Neugebauer, Chief Executive Officer
(Principal Executive Officer)

	By:	/s/ Miles Everson
Date: October 17, 2025		Miles Everson, Chief Financial Officer
(Principal Accounting Officer and Principal Financial Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Toby R. Neugebauer or Miles Everson, each with full power to act alone, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Toby Neugebauer	Chief Executive Officer,	October 17, 2025
Toby R. Neugebauer	President and Director (Principal Executive Officer)

/s/ Miles Everson	Chief Financial Officer	October 17, 2025
Miles Everson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Cordel Robbin-Coker	Director	October 17, 2025
Cordel Robbin-Coker

/s/ Marius Haas	Director	October 17, 2025
Marius Haas

/s/ Lee McIntire	Director	October 17, 2025
Lee McIntire

/s/ Rick Perry	Director	October 17, 2025
Rick Perry